UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Centerplate, Inc.

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300 First Stamford Place
Stamford, Connecticut 06902

April 26, 2007

Dear Security Holder:

You are cordially invited to attend the 2007 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, which will take place at 9:00 a.m. E.D.T. on Wednesday, May 23, 2007, at the Overlook Suite Conference Room at the Kentucky International Convention Center, 221 South Fourth Street, Louisville, KY 40202.

The formal items on the agenda are the election of our directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. This Proxy Statement provides information relating to these agenda items. We do not expect any other items of business to be raised.

Your vote is important, so please vote your shares promptly. We appreciate your interest in Centerplate.

Sincerely yours,

David M. Williams
Chairman of the Board of Directors

300 First Stamford Place
Stamford, Connecticut 06902

April 26, 2007

NOTICE OF ANNUAL MEETING OF SECURITY HOLDERS

Notice is hereby given that the 2007 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, will take place at 9:00 a.m. EDT on Wednesday, May 23, 2007, at the Overlook Suite Conference Room at the Kentucky International Convention Center, 221 South Fourth Street, Louisville, KY 40202 for purposes of:

1) Electing seven directors;

2) Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

3) Acting upon such other matters as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

All holders of record at the close of business on April 10, 2007 are entitled to vote at the meeting.

All security holders are invited to attend the meeting. To ensure your representation at the meeting, however, we urge you to vote your shares by mail at your earliest convenience, whether or not you expect to attend. If you do attend the meeting, you may vote in person even if you have returned a proxy. Your vote is important.

Sincerely yours,

Rina E. Terán
Corporate Secretary

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2007 Annual Meeting of Security Holders of Centerplate, Inc., a Delaware corporation. Copies of this Proxy Statement are being mailed to holders of record beginning on or about April 26, 2007. A copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2007 accompanies this Proxy Statement.

The 2007 Annual Meeting will take place on Wednesday, May 23, 2007 at the Overlook Suite Conference Room at the Kentucky International Convention Center, 221 South Fourth Street, Louisville, KY 40202, at 9:00 a.m. E.D.T. (the “2007 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Security Holders.

QUESTIONS AND ANSWERS

Q:	ON WHAT AM I VOTING?

A:	You are being asked to vote on the election of Centerplate’s directors David M. Williams, Janet L. Steinmayer, Felix P. Chee, Sue Ling Gin, Alfred Poe, Peter F. Wallace and Glenn R. Zander, and on the ratification of the appointment of Deloitte & Touche LLP as Centerplate’s independent registered public accounting firm. For more information on our nominees for election to the Board of Directors, turn to “Nominees for Election to the Board of Directors” on page 5. For information on the appointment of Deloitte & Touche LLP, turn to the Report of the Audit Committee beginning on page 9.

Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors and (2) “FOR” the ratification of our independent registered public accounting firm for the 2007 fiscal year.

Q:	WHO IS ENTITLED TO VOTE?

A:	Each holder of our common stock at the close of business on April 10, 2007, is entitled to one vote for each share owned on that date. Each Income Deposit Security (“IDS”) includes one share of common stock. As of the record date, 22,524,992 shares of common stock were issued and outstanding.

Q:	HOW DO I VOTE?

A:	You can vote in either of these two ways:

• You can vote by mail by signing and dating your proxy card or voting instruction card from your broker or other nominee and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card or voting instruction card, your shares will be voted per your instructions. If you return a signed proxy card but do not provide voting instructions, your shares will be voted “FOR” the named nominees for election as directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007.

• You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the 2007 Annual Meeting or by completing a ballot available upon request at the meeting if you are a stockholder of record. However, if you hold your shares at a bank, broker or other holder of record rather than in your own name, you must obtain a legal proxy from your broker, trustee or other nominee in order to vote at the meeting.

In addition, even if you mail in a proxy card and decide to attend the 2007 Annual Meeting, you may keep your proxy vote or vote in person at the meeting.

REGARDLESS OF HOW YOU CHOOSE TO VOTE, YOUR VOTE IS IMPORTANT, AND WE ENCOURAGE YOU TO VOTE PROMPTLY.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the 2007 Annual Meeting. You can do this by:

• Signing and returning another proxy or voting instruction card with a later date; or

• Voting at the meeting.

Q:	WILL ANY OTHER MATTERS BE VOTED UPON?

A:	We do not expect any other matters to be considered at the 2007 Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a security holder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Centerplate.

Q:	HOW MANY VOTES ARE NEEDED SO THAT THE MEETING CAN TAKE PLACE?

A:	The presence in person or by proxy at the 2007 Annual Meeting of the holders of one-third of the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	Directors are elected by a plurality of the votes, which means the seven nominees who receive the largest number of votes will be elected. There is no cumulative voting.

The affirmative vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote will be required to ratify the appointment of the independent registered public accountants.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, our Transfer Agent, will count the votes. A representative from The Bank of New York will act as inspector of elections.

Q:	HOW ARE VOTES COUNTED?

A:	To determine if we have a quorum, we will count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Broker non-votes, as well as votes withheld by a holder of record, are not considered votes cast and will not be counted for or against a matter or nominee for director. Abstentions will have the same effect as a vote against the proposal to ratify the appointment of the registered public accounting firm.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card or voting instruction card for each account in which you own shares of our common stock either:

• Directly in your name as the holder of record; or

• Indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own shares of our common stock. Please vote all proxy cards or voting instruction cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-524-4458 or by contacting The Bank of New York on the internet at www.stockbny.com.

Q:	IS THERE A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE 2007 ANNUAL MEETING?

A:	The names of stockholders of record entitled to vote at the 2007 Annual Meeting will be available for inspection at the meeting and for ten days prior to the meeting for any purpose germane to the meeting between the hours of 9:00 am and 5:00 pm at our offices at 300 First Stamford Place, Stamford, Connecticut 06902 by contacting our Corporate Secretary.

Q:	WHEN ARE PROPOSALS FOR THE 2008 ANNUAL MEETING DUE?

A:	Under the rules of the Securities and Exchange Commission, or SEC, if a security holder would like us to include a proposal in our proxy statement and form of proxy for our 2008 Annual Meeting of Security Holders, the proposal must be received by us at our principal executive office at 300 First Stamford Place, Stamford, CT 06902 by December 28, 2007, and must otherwise comply with SEC Rule 14a-8. Proposals should be sent to the attention of our Corporate Secretary.

All security holders who wish to bring business before the, 2008 Annual Meeting that will not be included in our proxy statement, including the nomination of candidates for election as directors, must provide notice to our Corporate Secretary by certified mail, return receipt requested, to Corporate Secretary, Centerplate, Inc., 300 First Stamford Place, Stamford, CT 06902 no later than February 23, 2008 and no earlier than January 24, 2008. However, if the 2008 Annual Meeting does not occur between May 3, 2008 and August 1, 2008, the notice must be received not earlier than 120 days before the 2008 Annual Meeting and not later than the close of business on the later of 90 days before the 2008 Annual Meeting or 10 days following the day on which public announcement of the 2008 Annual Meeting is first made. The notice must set forth the security holder’s name and address as they appear on our books and the class and number of shares of common stock beneficially owned by such security holder. Additionally, the notice must set forth, as to each person whom the security holder proposes to nominate for election as a director, all information relating to such person required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named as a nominee and to serving as a director if elected).

You may contact the Corporate Secretary at the address above for a copy of the relevant by-law provisions regarding the requirements for making security holder proposals and nominating director candidates.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will pay the expenses of soliciting proxies for the 2007 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of shares of our common stock. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Centerplate, without additional compensation, and by employees of The Bank of New York, our vote tabulator.

Q:	HOW CAN I GET A COPY OF CENTERPLATE’S ANNUAL REPORT?

A:	If you were a holder of record on April 10, 2007, you should have received a copy of our Annual Report on Form 10-K for the fiscal year ended on January 2, 2007, with this Proxy Statement. If you have not received the Annual Report on Form 10-K, please write to Centerplate at the address below or call Centerplate at (203) 975-5900, and a copy without exhibits will be sent to you. Requests for copies of the Annual Report on Form 10-K should be sent to: Corporate Secretary, Centerplate, Inc., 300 First Stamford Place, Stamford, CT 06902.

PROPOSAL ONE — ELECTION OF DIRECTORS

Composition of our Board of Directors

Our Board of Directors currently consists of seven members. At each annual meeting, each of our directors will be elected for a term expiring at the annual meeting occurring in the following year. Each director will hold office until his or her successor has been elected and qualified or, if earlier, until the director’s resignation or removal.

The following seven individuals are currently serving as directors:

Name	Age	Position

David M. Williams	65	Chairman of the Board of Directors
Janet L. Steinmayer	51	President, Chief Executive Officer and Director
Felix P. Chee	60	Director
Sue Ling Gin	65	Director
Alfred Poe	58	Director
Peter F. Wallace	32	Director
Glenn R. Zander	60	Director

Nominees for Election to the Board of Directors

The following individuals have been nominated by the Board of Directors as recommended by the Corporate Governance Committee.

David M. Williams (Toronto, Ontario) became the Chairman of the Board of Directors on March 1, 2006. He served as the President and Chief Executive Officer of the Ontario Workplace Safety & Insurance Board from 1998 until June 2003. Prior to that he held the position of Executive Vice President at George Weston Limited, a large publicly held food processing and distribution company, and has held numerous positions with Loblaw Companies Ltd., a major food distributor, including Executive Vice President, Chief Financial Officer and President of National Grocers Co., Ltd., a Loblaw subsidiary. Mr. Williams is a Director of Aastra Technologies Inc., and Shoppers Drug Mart Corp., and a Trustee for the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT) and Associated Brands Income Fund. Mr. Williams is a certified general accountant and holds an ICD.d designation from the Institute of Corporate Directors. Mr. Williams has served as one of our directors since December 2003.

Janet L. Steinmayer (Old Greenwich, Connecticut) is our President and Chief Executive Officer. She served as Vice President from August 1998 to December 2000, when she became Executive Vice President, was appointed Senior Executive Vice President in January 2004, President in February 2005 and Chief Operating Officer in September 2005. She was named Chief Executive Officer on March 1, 2006. Ms. Steinmayer also was our General Counsel from August 1998 through September 2005 and was General Counsel and an executive officer of Service America from November 1993 through September 2005. From 1992 to 1993, she was Senior Vice President-External Affairs and General Counsel of Trans World Airlines, Inc., or TWA. From April 1990 to 1991, she served as Vice President-Law, Deputy General Counsel and Corporate Secretary at TWA. Ms. Steinmayer was a partner of the Connecticut law firm of Levett, Rockwood & Sanders, P.C. from 1988 to 1990. Ms. Steinmayer is a Trustee of Bryn Mawr College and serves as a member of the Board of Directors of the Business Council of Fairfield County and the Eagle Hill-Southport School and as Chair of the Listed Company Council of the American Stock Exchange. She was appointed to our Board of Directors in September 2005.

Felix P. Chee (Oakville, Ontario) is the President and Chief Executive Officer of the University of Toronto Asset Management Corporation. From October 2001 to December 2003 he was Vice President of Business Affairs and Chief Financial Officer at the University of Toronto. From 1986 to 2001, Mr. Chee held positions of Executive Vice President and Chief Investment Analyst at Manulife Financial, a major financial services company; Senior Vice President, Corporate Finance at Ontario Hydro Corporation, a Canadian utility; and Senior Investment Officer of the International Finance Corporation of the World Bank Group. Mr. Chee

has acted as Director for the Manulife Bank of Canada and as a member of the Board of Governors for York University. Mr. Chee currently is a Director of Discovery District for Medical and Related Sciences, the University of Toronto Asset Management Corporation and the Ontario Infrastructure Project Corporation, a corporation owned by the Province of Ontario. Mr. Chee has served as one of our directors since December 2003.

Sue Ling Gin (Chicago, Illinois) is the founder of Flying Food Fare, Inc., an airline catering and fresh meal production company serving international airlines and specialty retailers. She has served as its Chairman and Chief Executive Officer since 1983. She is the owner and founder of New Management, Ltd., a real estate sales, leasing, management and development firm, and has served as its President since 1977. She is a Director of Exelon Corporation, Commonwealth Edison, Rush Presbyterian St. Luke’s Medical Center in Chicago and the Chicago Network. Ms. Gin is a General Partner of Haymarket Square Associates, a real estate partnership. Ms. Gin also serves as Vice Chairman of the Field Museum in Chicago, President and Director of the William G. McGowan Charitable Fund, Inc., President and Director of the Sue Ling Gin Charitable Fund, Inc. and as a Trustee for DePaul University and the Chicago Botanical Gardens. Ms. Gin has served as one of our directors since October 2004.

Alfred Poe (Chester, New Jersey) is the lead investor of AJA Restaurant Group, which owns and operates fast food restaurants in Florida, Ohio and New York, and has served as its Chairman and Chief Executive Officer since 1999. Mr. Poe was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002 and served as Chairman of MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. He purchased MenuDirect in 2001 and is currently its President and Chief Executive Officer. From 1991 through 1996, Mr. Poe was a Corporate Vice President of Campbell’s Soup Company, and from 1993 through 1996 he was the President of Campbell’s meal enhancement group. Prior to his work at Campbell, Mr. Poe held marketing positions at Mars, Inc. and served as Group Project Manager for General Foods Corporation. Mr. Poe is currently a director of B&G Foods, Inc., a diversified food company that has issued securities similar to our IDSs. Mr. Poe has served as one of our directors since October 2004.

Peter F. Wallace (London, England) is a managing director at The Blackstone Group, L.P., a private equity firm, which he joined in July 1997. Mr. Wallace has served as one of our directors since October 1999.

Glenn R. Zander (Kennesaw, Georgia) served as President and Chief Executive Officer of Aloha Airgroup, Inc., an airline services company providing inter-island passenger and freight transportation through its subsidiaries, Aloha Airlines and Aloha Island Air, from May 1994 until October 4, 2004. Aloha Airgroup, Inc. filed for bankruptcy protection on December 30, 2004. From 1980 to 1994, he held various positions with Trans World Airlines, Inc., including Vice Chairman, Co-Chief Executive Officer, Senior Vice President, Chief Financial Officer, Vice President, Controller and Vice President Finance — International. Mr. Zander has served as one of our directors since October 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

We are committed to ethical business conduct and sound and effective corporate governance practices. In support of this commitment, we are governed by our Guide to Business Conduct (the “Guide”), which is available for your review on our Web site at www.centerplate.com. Our Corporate Governance Committee is responsible for overseeing compliance with the principles set forth in the Guide. These principles, applicable to all directors, officers and employees of Centerplate, are intended to promote: honest and ethical conduct; full, fair, accurate and timely disclosure in reports filed with the SEC and in other public communications; and compliance with applicable laws.

The Board of Directors has created the following standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The Board of Directors has determined that each of our current directors, except for Ms. Steinmayer and Mr. Wallace, and all of the members of the Audit, Compensation and Corporate Governance Committees, are “independent,” as currently defined by the SEC and by the listing standards of the American Stock Exchange, or AMEX.

Board Meeting Attendance

Our Board of Directors held 11 meetings during our fiscal year ended January 2, 2007. Each of the incumbent directors attended at least 75 percent of the meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he or she served during fiscal 2006.

David M. Williams, Felix P. Chee, Sue Ling Gin, Alfred Poe, Janet L. Steinmayer and Glenn R. Zander attended our 2006 Annual Meeting of Security Holders. We expect all of our directors to attend our annual meeting of security holders.

Security Holder Communications with our Board of Directors

The Board of Directors has implemented a process by which security holders may communicate with the Board of Directors. Security holders may communicate with any of our directors by writing to them c/o Corporate Secretary and/or Vice President-Internal Audit at Centerplate, Inc., 300 First Stamford Place, Stamford, CT 06902.

Audit Committee

The current members of the Audit Committee are Messrs. Chee (Chair), Williams and Zander. The Audit Committee held 10 meetings during fiscal year 2006. All of the members of the Audit Committee have been determined by the Board of Directors to be “independent,” as defined by the SEC and the listing standards of the AMEX. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert within the meaning of the rules of the SEC.

The Audit Committee oversees the performance of our internal audit function and our compliance with legal, ethical and regulatory matters; monitors our financial reporting process and internal control system; and appoints and replaces our independent registered public accounting firm from time to time, determines their compensation and other terms of engagement, and oversees their work.

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but is included as Appendix A to this proxy statement. The Report of the Audit Committee begins on page 9 of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Poe (Chair), Williams and Zander. The Compensation Committee held 7 meetings during fiscal year 2006. The Compensation Committee oversees the development and implementation of Centerplate’s compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; reviews and approves the compensation of our Chief Executive Officer and the other executive officers of Centerplate and its subsidiaries; and provides oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

The Compensation Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but is included as Appendix B to this proxy statement. The Report of the Compensation Committee is on page 14 of this proxy statement.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Ms. Gin (Chair) and Mr. Poe. The Corporate Governance Committee held 5 meetings during fiscal 2006. The Corporate Governance Committee establishes criteria for Board and committee membership; recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors; makes recommendations regarding proposals submitted by our security holders; and makes recommendations to our Board of Directors regarding corporate governance matters and practices.

The Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but is included as Appendix C to this proxy statement.

Consideration of Candidates Submitted by Security Holders.  The Corporate Governance Committee will review and consider candidates for nomination as a director submitted by security holders on the same basis as other candidates in accordance with the procedures set forth in our bylaws, as summarized in the “Questions and Answers” section on page 4 of this Proxy Statement.

Identifying and Evaluating Nominees.  In identifying director candidates, other than those who may be proposed by security holders, the Corporate Governance Committee will solicit ideas for possible candidates from a number of sources, including members of the Board of Directors, Centerplate’s executive officers and individuals personally known to members of the Board. In addition, the Corporate Governance Committee is authorized to use its authority under its charter to retain an outside search firm to identify qualified candidates. When considering nominations for membership on our Board of Directors, the Corporate Governance Committee seeks to identify candidates who have the highest personal and professional ethical standards and who are committed to furthering the long-term interests of security holders and Centerplate. Qualified candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We believe that our Board of Directors should represent diverse experience and demonstrate leadership in business, government, education or community organizations. Board members should have special business skills, expertise and backgrounds that are relevant to our business. Some of the Board members should have experience in areas relevant to our business, including sports, convention centers or other parts of the entertainment industry. The Corporate Governance Committee also has a commitment to diversity and will seek diversity in gender, ethnicity and personal background when it considers candidates for Board membership.

REPORT OF THE AUDIT COMMITTEE

The following report, except for matters set forth under “Independent Auditors Fees” and “Advance Approval Policy,” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of Centerplate’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on the financial statements. The Audit Committee monitors and oversees these processes.

The Audit Committee has reviewed and discussed Centerplate’s audited financial statements for the fiscal year ended January 2, 2007, with management, with the internal auditor and with Deloitte & Touche LLP, our independent auditors for the fiscal year ended January 2, 2007. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP as required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the Audit Committee’s reviews and discussions with management and the independent auditors as discussed above, the Committee recommended that the Board of Directors include Centerplate’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended January 2, 2007 for filing with the SEC.

AUDIT COMMITTEE

Felix P. Chee, Chair
David M. Williams
Glenn R. Zander

Independent Auditors Fees

Deloitte & Touche LLP charged Centerplate the following fees for services performed with respect to the 2006 and 2005 fiscal years:

	2006	2005

Audit Fees(1):	$1,461,946	$912,030
Audit-Related Fees:	0	$0
Tax Fees:	0	$0
All other fees:	0	$0

TOTAL	$1,461,946	$912,030

(1)	Audit fees for 2006 included $562,446 related to the preparation of a registration statement described under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Registration Rights Agreement.”

Advance Approval Policy

In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for Centerplate by its independent auditors. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the independent auditors with respect to such services or by establishing detailed advance-approval policies and procedures to govern such engagement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee” or, in this section, the “Committee”) oversees the development and implementation of our compensation policies, strategies, plans and programs for our Chief Executive Officer (CEO) and other named executive officers. The Committee recommends the compensation of our CEO to the full Board. The Committee determines the compensation of the other named executive officers of Centerplate based on the CEO’s recommendations. Our executive officers are involved in Committee decisions through the development and preparation of proposals to the Committee for its consideration and approval.

The Compensation Committee uses internal evaluations of performance and analysis of compensation practices in industries where Centerplate competes for qualified executive talent in making its compensation decisions. From time to time, the Committee uses outside compensation consultants to provide guidance on various compensation issues. In 2006, we retained Frederic W. Cook & Co., Inc. to provide advice on annual and long-term incentive plan design. The Committee reviews Centerplate’s compensation programs and strategies at least annually.

Centerplate’s compensation policies are designed to reflect and reinforce our strategic and operational goals. Our principal financial goal is to increase profitability and strengthen the company’s financial position. Centerplate’s incentive compensation is therefore focused on improvements in adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, as described further below. We believe Centerplate’s compensation policies align the interests of the company’s management with the interests of its security holders.

Our key strategic initiatives — culinary excellence, branded concepts, speed of service and facility design and merchandising — allow us to differentiate ourselves in the market and ultimately help strengthen our financial position by operating more profitably. In order to fully implement and build upon these strategic initiatives, we need to be able to attract and retain highly skilled and experienced executive officers and other members of senior management. We improved our operating efficiency through changes in our management infrastructure that included hiring two new executive officers and several other key senior managers in 2006, as well as realigning our organizational structure. Our compensation packages reflect the competitive pressures of the market in which we operate.

Components of Executive Compensation

The components of Centerplate’s executive compensation program are:

•	Base salary;

•	Annual bonus;

•	Long-term incentive cash compensation; and

•	Other benefits.

We compensate management through short and long-term performance programs. Our short-term compensation plan includes the employee’s salary and annual bonus and is meant to motivate employees to grow sales and EBITDA in the current fiscal year. Target awards under the annual bonus plan are set at 50% of our executive officer’s base salary, reflecting the importance of these incentives in our overall compensation strategy. Centerplate’s Long-Term Performance Plan (LTPP) is awarded based on management’s performance over a three-year period and is meant to incentivize employees to focus on driving long-term growth for Centerplate and its security holders. Target awards for executive officers under the LTPP are set at 100% of base salary, but these performance targets are considerably more difficult to achieve than the performance targets under our annual bonus plan.

Base Salary.  The initial base salaries for our executive officers are set in their employment agreements with the company. Initial base salaries are set based on the respective position, the level of responsibility and the knowledge and experience of the executive officer. Our financial performance, the executives’ individual contributions to the business and market conditions are also taken into account. The Compensation Committee also uses compensation surveys and industry data to help it determine appropriate levels of base salary. We review base salaries annually to take into account individual and company performance, as well as competitive conditions in our industry or in the market as a whole. However, consistent with the company’s objective of rewarding performance, executive salaries are not automatically increased each year.

In March 2006, the base salary of our CEO, Janet L. Steinmayer, was increased to $650,000 in connection with her appointment as CEO. In approving this increase, the Committee considered the other forms of compensation available to Ms. Steinmayer, as described below. In 2005, Ms. Steinmayer received a special bonus of $100,000 in recognition of her service as interim CEO for part of 2005. In 2005, she was promoted from Executive Vice President and General Counsel to President and Chief Operating Officer and her base salary was raised to $550,000.

Kevin F. McNamara, Executive Vice President and Chief Financial Officer, and William H. Peterson, Executive Vice President — Operations, joined Centerplate in November 2006. Their base salaries of $350,000 and $360,000, respectively, as set forth in their employment agreements, were determined based on negotiations with these executives prior to their employment by Centerplate and reflect market conditions at the time of their hire.

The base salary of Paul W. McPhail, who served as our Chairman and CEO until March 1, 2006, was $700,000 under his letter of employment with Centerplate. This amount was the same as his predecessor’s final salary, which had been increased following consultation with an outside compensation consultant in early 2005. The base salary of Kenneth R. Frick, who served as our Chief Financial Officer until October 25, 2006, was $250,000. Hadi K. Monovar, who served as interim principal financial officer from October 25, 2006 to November 27, 2006, received a bonus of $20,000 as compensation for his service in this interim position.

Annual Bonus.  Centerplate maintains an annual bonus program designed to award executive officers and other managers with annual cash payments if Centerplate attains specified levels of adjusted EBITDA, determined on an annual basis by the Compensation Committee. Bonus amounts are paid as a percentage of base salary. The Board of Directors may amend or cancel the annual bonus program, or adjust any award, at any time.

For 2006 and prior years, awards under the annual bonus program were based solely on the achievement of company or business unit adjusted EBITDA targets. The amount of the individual’s bonus varied with the amount of the individual’s base salary and bonus percentage. Individual performance evaluations did not factor into the amount of bonus awarded. This structure was designed to motivate all members of management to seek to increase adjusted EBITDA. For 2007, the Compensation Committee has approved an executive proposal to make 75% of the total bonus pool payable based on achievement of adjusted EBITDA targets, while the remaining 25% will be available for allocation based on individual performance. This 25% pool will allow the Committee and our executive officers the flexibility to reward exceptional performance, while maintaining the benefits of the prior program.

Annual bonus targets are aggressive and are meant to challenge management to grow sales and EBITDA beyond historical growth rates. No bonus is payable to an executive officer unless at least 95% of the adjusted EBITDA target is achieved. Meeting this minimum percentage of the target in 2006 would result in a payment of 50% of the executive officer’s bonus target, while achieving the adjusted EBITDA target would result in a payment of 100% of the executive officer’s bonus target. Exceeding a specified percentage above the adjusted EBITDA target could result in payment of up to 150% of the executive officer’s bonus target.

Ms. Steinmayer was the sole executive officer to qualify for participation in the 2006 annual bonus program. In 2006, our company achieved its adjusted EBITDA target and therefore Ms. Steinmayer was paid her bonus target, which equaled 50% of her base salary. Mr. McNamara and Mr. Peterson joined Centerplate late in 2006 and they were therefore not eligible to participate in the 2006 bonus plan. However, they each received a special cash bonus of $100,000 under their employment agreements.

Mr. Frick and Mr. McPhail were not in office at year-end as required to receive payment under the 2006 annual bonus program. Mr. Frick’s bonus target was 30%, and Mr. McPhail’s bonus target was 50%, of base salary.

For 2007, the bonus target for Ms. Steinmayer, Mr. McNamara and Mr. Peterson will be 50% of their base salary, but only 75% of this amount will be based on adjusted EBITDA targets and the remainder will be based on other performance factors as determined by the Compensation Committee in its discretion. Mr. McNamara and Mr. Peterson were guaranteed bonuses of at least $100,000 under the 2007 annual bonus program. Their respective employment agreements also provide for a special stay-on bonus of $150,000, payable after six months (for Mr. Peterson) and 10 months (for Mr. McNamara).

Long-Term Incentive Compensation.  Our long-term incentive compensation is cash-based because our common stock is not publicly traded except as a component of our IDSs. Stock-based incentives such as stock options or restricted stock would not have the value that they would for public companies with more typical capital structures. In addition, we believe that the use of IDSs as a form of compensation to our executives would be unduly complicated and involve potential tax and other risks to the company.

In 2004, we adopted, and our security holders approved, the LTPP pursuant to which our executive officers and other key employees and members of senior management may receive long-term performance cash awards contingent upon the achievement of specific company performance goals set by the Compensation Committee. All of our current executive officers are eligible to participate in the LTPP. Awards may also be made to other key employees and members of senior management. However, no more than 50 employees may have outstanding awards at any time.

The Compensation Committee determines (1) the participants in the LTPP, (2) the performance periods for which awards will be paid, (3) the target awards that will be paid upon the attainment of the applicable performance objectives and (4) the formula for determining the minimum and maximum amounts to be paid. The Compensation Committee has the sole power to interpret, construe and administer the LTPP, and may increase a participant’s award if it deems appropriate at the conclusion of a performance period.

The company intends for the LTPP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the LTPP to our executive officers and other members of senior management whose compensation would otherwise be subject to the limitations on deductibility under Section 162(m).

Awards under the LTPP are based upon the company’s attainment of performance goals that are selected by the Committee and are generally measured over a three-year performance period. Target awards are generally expressed as a percentage of the participant’s “total compensation” (highest annual salary plus highest annual bonus) over the performance period. Under the awards granted thus far, participants may receive awards ranging between 50% and 200% of their total compensation if specified levels of improvement in adjusted EBITDA are achieved. No award is payable unless specified targets are met. The LTPP targets are very aggressive and difficult to achieve and are designed to motivate and challenge employees to drive EBITDA growth at a rate that is significantly higher than our annual bonus targets. The 2004 class awards, which would have been payable in 2007, expired without payment because the minimum performance goal was not satisfied for the 2004-2006 performance period.

Awards under the LTPP will be paid in cash and, absent a change in control, will be paid only if the participant is employed by Centerplate on the payment date, unless the participant’s employment is terminated as a result of death, retirement or approved resignation for disability.

In 2005, the Compensation Committee approved the 2005 class awards under the LTPP. The 2005 class awards are based on improvements in adjusted EBITDA plus a diversification measure that could increase the amount payable by up to an additional 10% of total compensation. The diversification measure is based on reductions in the percentage of adjusted EBITDA represented by certain large accounts, as compared to the company’s total portfolio over the 2005-2007 performance period. The Compensation Committee designated Ms. Steinmayer and Mr. Frick as participants in the 2005 class awards. Awards granted to Mr. Frick expired because his employment with the company terminated prior to payout. In 2006, the Committee approved the 2006 class awards, which cover the performance period from 2006 through 2008, and designated

Ms. Steinmayer, Mr. McNamara and Mr. Peterson as the executive officer recipients of the awards. The number of participants in the 2006 class awards was expanded to include senior vice presidents, corporate vice presidents and vice presidents.

Perquisites.  Executive officers receive various perquisites provided by or paid for by the company. These perquisites include our automobile allowance, membership in a club and payment of medical and term life insurance premiums. We provide these perquisites as part of a total compensation package we believe necessary to attract and retain top-performing executives.

Termination and Change in Control.  Under Centerplate’s LTPP, the Compensation Committee may designate specific award recipients to receive incentive payments if there is a change in control (as defined in the LTPP), irrespective of whether the executive’s employment is terminated in connection with the event. The LTPP further provides that if a designated executive’s employment is terminated, or if the executive resigns for “good reason” (as defined in the LTPP), within two years of a change in control, then he or she will receive an additional incentive payment in an amount equal to the initial change in control payment. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a description of these change in control benefits.

Our CEO will receive a one-time payment equal to twice her annual base salary then in effect, plus a continuation for a period of up to 18 months of certain employee benefits available to her as an employee if her employment is terminated by us without cause or by her for good reason, including a voluntary resignation upon a change in control of the company. The company’s employment agreements with Messrs. McNamara and Peterson provide for severance in an amount equal to one year’s base salary, but do not provide separate benefits upon a change in control. However, they were designated to receive change in control benefits under the LTPP 2006 class awards. See “Executive Compensation — Potential Payments upon Termination or Change in Control.”

The Compensation Committee believes that these severance and change in control arrangements are an important part of overall compensation for securing the continued employment and dedication of our executive officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention tool.

401(k) Plan.  We sponsor the Centerplate Retirement and Savings Plan, or 401(k) plan, which allows eligible employees to save for retirement. Subject to limitations imposed by the Internal Revenue Service, participants can elect to defer up to 50% of their compensation, on a pre-tax basis, through contributions to the plan. Participants who are deemed to be “highly compensated employees,” including all of our executive officers, are limited to deferrals of up to 4% of their compensation. Centerplate currently matches 25% of the first 6% deferred.

Deferred Compensation Plan.  We also sponsor a non-tax qualified deferred compensation plan in which our executive officers and certain other employees may participate. The deferred compensation plan is administered by the Compensation Committee. Prior to the beginning of a plan year, participants in the plan may elect to make pre-tax deferrals of a portion of their base salary and bonuses for that plan year, subject to maximum and minimum percentage or dollar amount limitations. At the discretion of the Compensation Committee, we may make matching contributions with respect to a portion of a participant’s deferrals. A participant’s deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings or losses as if held in certain investments selected by the participant. Our deferred compensation plan is unfunded, and participants are unsecured general creditors of Centerplate as to their accounts.

None of the named executive officers has utilized our deferred compensation plan within the past three years and there are no amounts owing to any such officers under the plan.

Compensation Committee Report

The following shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing of Centerplate under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management and, based on such review and discussions, the Committee recommended to the Board of Directors that the information set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our annual report on Form 10-K.

COMPENSATION COMMITTEE

Alfred Poe, Chair
David M. Williams
Glenn R. Zander

EXECUTIVE COMPENSATION

Executive Officers

Name	Age	Position

Janet L. Steinmayer	51	President and Chief Executive Officer
Kevin F. McNamara	40	Executive Vice President and Chief Financial Officer
William H. Peterson	41	Executive Vice President — Operations

Please see “Nominees for Election to the Board of Directors” on page 5 of this proxy statement for information regarding Ms. Steinmayer’s business background.

Kevin F. McNamara joined Centerplate on November 27, 2006, as Executive Vice President and Chief Financial Officer. Mr. McNamara was employed by the Gillette Company and its successor, the Proctor & Gamble Company, from 1988 to 2006 holding various finance positions. Most recently, Mr. McNamara was Vice President, Finance — Gillette Global Grooming.

William H. Peterson joined Centerplate on November 13, 2006, as Executive Vice President — Operations. From 2000 to 2006, Mr. Peterson held senior operations positions at Anschultz Entertainment Group (AEG), a leading sports and entertainment promoter, most recently as Senior Vice President of the AEG Sports Division. Prior to holding this position, Mr. Peterson served as President of the National Football League Europe from 1999 to 2000.

Summary Compensation Table For Fiscal 2006

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus	Compensation(7)	Compensation(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Janet L. Steinmayer,	2006	$630,769	—	$325,018	$29,673	$985,460
Chief Executive Officer and President(1) (PEO)
Paul W. McPhail	2006	$177,691	—	—	$16,522	$194,213
Former Chief Executive Officer(2)
Kevin F. McNamara	2006	$25,577	$100,000	—	$9,623	$135,200
Chief Financial Officer, Executive Vice President(3) (PFO)
Kenneth R. Frick	2006	$262,500	—	—	$579,897	$842,396
Former Chief Financial Officer(4)
Hadi K. Monavar	2006	$163,402	$20,000	43,752	$17,025	$244,178
Former Interim Principal Financial Officer(5)
William H. Peterson	2006	$37,385	$100,000	—	—	$137,385
Executive Vice President — Operations(6)

(1)	Ms. Steinmayer served as our President and Chief Operating Officer until March 1, 2006, when she was appointed our President and Chief Executive Officer.

(2)	Mr. McPhail resigned as our Chairman and Chief Executive Officer on March 1, 2006.

(3)	Mr. McNamara was named our Executive Vice President and Chief Financial Officer on October 25, 2006, and joined our company on November 27, 2006.

(4)	Mr. Frick served as our Executive Vice President and Chief Financial Officer until October 25, 2006.

(5)	Mr. Monavar is our Senior Vice President-Financial Planning. He served as our interim principal financial officer from October 25, 2006 to November 27, 2006 and was paid a one-time bonus of $20,000 for this interim service.

(6)	Mr. Peterson was named our Executive Vice President-Operations on October 25, 2006, and joined our company on November 13, 2006.

(7)	Non-equity incentive plan compensation consists of payments under our 2006 annual bonus program.

(8)	All other compensation includes the following:

•	For Ms. Steinmayer, club dues ($10,000), medical premiums ($11,719), core personnel benefits (mainly life and disability insurance premiums) ($5,623) and personal use of company car ($1,089).

•	For Mr. McNamara, a portion of his relocation expenses.

•	For Mr. McPhail, club dues ($10,000), medical premiums ($4,322) and core personnel benefits ($2,075).

•	For Mr. Frick, severance accrued in 2006, to be paid in 2007 and 2008 pursuant to a severance agreement with Mr. Frick ($500,000), accrued medical and other insurance benefits payable in 2007 and 2008 ($22,500), accrued amounts for outplacement services to which he is entitled ($20,000), 2006 medical premiums ($11,424), club dues ($10,000), car allowance and personal use of company car ($8,185), 401(k) match ($3,799) and core personnel benefits ($3,458).

•	For Mr. Monavar, medical premiums ($9,221), personal use of company car ($5,573) and 401(k) match ($2,120).

Grants of Plan-Based Awards For Fiscal 2006

	Estimated Future Payouts
	Under Non-Equity Incentive Plan Awards (1)
	Threshold		Target		Maximum
Name	($)		($)		($)

Janet L. Steinmayer,	$162,803	(3)	$325,000	(4)	$487,500	(5)
Chief Executive Officer
and President (PEO)
Paul W. McPhail	—		—		—
Former Chief Executive Officer
Kevin F. McNamara		(3)		(4)		(5)
Chief Financial Officer,
Executive Vice President (PFO)
Kenneth R. Frick(2)	$62,500	(3)	$125,000	(4)	$187,500	(5)
Former Chief Financial Officer
Hadi K. Monavar	$21,875		$43,752		$65,625
Former Interim
Principal Financial Officer
William H. Peterson		(3)		(4)		(5)
Executive Vice President — Operations

(1)	The amounts shown in the table reflect potential threshold, target and maximum awards under the 2006 annual bonus program. The amounts shown in the table do not include awards under the LTPP for the 2006 class award, which, if payable, will be based on a percentage of “total compensation,” which is defined as the highest annual base salary and highest annual bonus actually paid to the executive over the 2006-2008 performance period and thus cannot be determined until the end of 2008.

(2)	Mr. Frick’s awards expired without payout because he was not employed by Centerplate at year-end.

(3)	Potential threshold compensation under the LTPP for the 2006 class award would be 50% of total compensation as defined in footnote 1.

(4)	Potential target compensation under the LTPP for the 2006 class award would be 100% of total compensation as defined in footnote 1.

(5)	Potential maximum compensation under the LTPP for the 2006 class award would be 200% of total compensation as defined in footnote 1.

Employment Agreements

We have the following agreements with our named executive officers:

Janet L. Steinmayer.  On September 29, 1998, we entered into an employment agreement with Ms. Steinmayer, which was amended in September 2005 and again in March 2006. Under the amended agreement, Ms. Steinmayer’s annual base salary is $650,000. Ms. Steinmayer is entitled to an annual bonus targeted at 50% of her annual base salary at the discretion of our Board of Directors and to participate in any executive bonus plan and all employee benefits plans maintained by us. In the case of a termination of her employment by Centerplate without cause or by Ms. Steinmayer for good reason, including voluntary resignation upon a change in control of Centerplate, Ms. Steinmayer will receive a one-time payment of an amount equal to two times her annual base salary then in effect, plus continuation for a period of up to 18 months of certain employee benefits available to her as an employee. During and for two years after Ms. Steinmayer’s employment, she has agreed that, without our prior written consent, she will not have any involvement in any enterprise that provides food services, as defined in the agreement, in any of the states in the United States in which we operate or solicit any of our employees to leave their employment.

Kevin F. McNamara.  In connection with Kevin F. McNamara’s appointment as Executive Vice President and Chief Financial Officer, we entered into an employment agreement with Mr. McNamara under which he receives an annual base salary of $350,000 and is eligible to receive a bonus targeted at 50% of his annual base salary under our annual bonus plan. For 2006, Mr. McNamara’s bonus award was $100,000 and for 2007 his bonus award will not be less than $100,000. In addition, Mr. McNamara will receive a special stay-on bonus of $150,000 after 10 months of continuous service to Centerplate. Mr. McNamara is entitled to participate in Centerplate’s LTPP. We also agreed to pay the costs of Mr. McNamara’s relocation to the New York metropolitan area and to provide Mr. McNamara with a company car. Under Mr. McNamara’s agreement, if his employment is terminated for any reason, he may not work for, or provide services to, any of Centerplate’s clients or competitors, or solicit Centerplate’s employees for a competitor, for two years from the date of termination of his employment. The agreement also provides that Mr. McNamara will be entitled to one year’s base salary as severance if his employment is terminated without cause.

William H. Peterson.  In connection with William H. Peterson’s appointment as Executive Vice President-Operations, we entered into an employment agreement under which he receives an annual base salary of $360,000 and is eligible to receive a bonus targeted at up to 50% of his annual base salary under our annual bonus plan. For 2006, Mr. Peterson’s bonus award was $100,000, and for 2007 his bonus award will be not less than $100,000. In addition, Mr. Peterson will receive a special stay-on bonus of $150,000 after six months of continuous service to Centerplate. Mr. Peterson is also entitled to participate in Centerplate’s LTPP and to the use of a company car. Under Mr. Peterson’s agreement, if his employment is terminated for any reason, he may not work for, or provide services to, any of Centerplate’s clients or competitors, or solicit Centerplate’s employees for a competitor, for two years from the date of termination of his employment. The agreement also provides that Mr. Peterson will be entitled to one year’s base salary as severance if his employment is terminated without cause.

Kenneth R. Frick.  We had an employment agreement with Kenneth R. Frick, who served as our Executive Vice President and Chief Financial Officer until October 25, 2006. Until the termination of his employment, Mr. Frick’s annual base salary was $250,000. Mr. Frick was also entitled to receive an annual bonus pursuant to any management incentive compensation plan established by Centerplate. In the case of termination of employment due to resignation, Mr. Frick was entitled to receive his salary up to the 30th day following his resignation and any accrued but unpaid bonus amounts. In the case of termination without cause by Centerplate, Mr. Frick was entitled to receive a one-time payment of two times his annual base salary plus any accrued but unpaid bonus amounts. During and for two years after his employment, Mr. Frick agreed not to solicit our employees to cease such employment without our written consent or have any involvement, in any capacity, in any contract concessions business similar to ours in those states in the United States in which we do business and over which Mr. Frick has had supervisory responsibility. Pursuant to his employment agreement, Mr. Frick will receive severance in the amount of two years annual base salary, payable in regular installments over the course of 2007 and 2008, plus medical and other core personnel benefits for this period and outplacement assistance.

Potential Payments upon Termination or Change in Control

The LTPP permits the Compensation Committee to provide participants with the right to receive change in control benefits under the LTPP. In the event of a Change-in-Control (as defined below) during one or more performance periods, a designated participant’s performance goals and performance objectives in respect of all outstanding awards will be deemed to have been achieved and the designated participant will be entitled to receive the greater of (i) the applicable target award with respect to each outstanding award; and (ii) the initial amount of the participant’s award that would be payable at the conclusion of the applicable performance period, after applying the criteria established for the applicable class award program. Such amount will be paid in a lump sum at the earlier of the time of the termination of the designated participant’s employment with Centerplate or the time that the award would otherwise be paid where there is no termination of employment. If a designated participant’s employment is terminated within two years of a Change-in-Control, or if a designated participant resigns for “Good Reason” (as defined below) within two years from the date of a Change-in-Control, the designated participant will receive the Change-in-Control benefits described above, to the extent not already paid, plus an additional amount equal to such previously described Change-in-Control benefits. Such amount will be paid in a lump sum at the time of termination of employment. The Compensation Committee granted Ms. Steinmayer and Mr. Frick the right to receive Change-in-Control benefits, if applicable, under the LTPP for the 2004 and 2005 class awards. Ms. Steinmayer, Mr. McNamara and Mr. Peterson will have the right to receive Change-in-Control benefits under the LTPP, if applicable, for the 2006 class award.

For purposes of the plan, a “Change-in-Control” means (i) an event by which any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 51% or more of the combined voting power of the then outstanding securities of Centerplate; (ii) a change in the composition of a majority of the Board of Directors within 12 months after any person is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 25% of the combined voting power of the then outstanding securities of Centerplate; or (iii) the sale of substantially all the assets of Centerplate and/or its operating subsidiaries. A resignation for “Good Reason” means a voluntary termination by a designated participant that otherwise entitles the designated participant to severance benefits pursuant to the terms of an employment agreement between the designated participant and Centerplate.

Our employment agreement with Ms. Steinmayer, our CEO, provides that if her employment is terminated by us without cause or by her for good reason, including a voluntary termination upon a change in control of our company, she will receive a one-time payment equal to twice her annual base salary then in effect, plus a continuation for a period of up to 18 months of certain employee benefits available to her as an employee. Our employment agreements with Messrs. McNamara and Peterson provide that if their employment is terminated by us without cause they will receive one year’s base salary payable over the one-year period following termination, in accordance with Centerplate’s normal payroll practice.

The following table summarizes the estimated benefits that would have been payable to each executive under the LTPP and their employment agreement if their employment had been terminated, as described above, or if there had been a change in control of Centerplate, on December 29, 2006.

			Change in		Change in
	Termination of		Control without		Control with
	Employment (No		Termination of		Termination of
Name	Change in Control)		Employment		Employment
Janet L. Steinmayer	$1,550,000	(1)	$2,007,153	(2)	$5,564,306	(3)
Kevin F. McNamara	$350,000	(4)	$125,577	(5)	$601,154	(6)
William H. Peterson	$360,000	(7)	$137,385	(8)	$634,770	(9)

(1)	Consists of severance under Ms. Steinmayer’s employment agreement equal to two times her annual base salary, plus an estimate of 18 months of benefit costs and accrued vacation.

(2)	Consists of payments under the LTPP for the 2005 class award equal to 110% of Ms. Steinmayer’s highest base salary and highest bonus during the performance period and payment under the LTPP for the 2006 class award equal to 100% of Ms. Steinmayer’s base salary and bonus for 2006. Does not include Change-in-Control benefits of $1,051,365 under the 2004 class award, which expired without vesting or payment in 2006.

(3)	Consists of severance payments under Ms. Steinmayer’s employment agreement plus two times the Change-in-Control payments for the 2005 and 2006 class awards under the LTPP that would be available without termination of employment.

(4)	Consists of severance under Mr. McNamara’s employment agreement equal to one year’s annual base salary.

(5)	Consists of payment under the LTPP for the 2006 class award equal to Mr. McNamara’s base salary and bonus for 2006, prorated to effect his start date of November 27, 2006.

(6)	Consists of severance under Mr. McNamara’s employment agreement plus two times the Change-in-Control payment under the LTPP, prorated to effect his start date of November 13, 2006.

(7)	Consists of severance under Mr. Peterson’s employment agreement equal to one year’s annual base salary.

(8)	Consists of payment under the LTPP for the 2006 class award equal to Mr. Peterson’s base salary and bonus for 2006.

(9)	Consists of severance under Mr. Peterson’s employment agreement and two times the Change-in-Control payment under the LTPP.

Director Compensation For Fiscal 2006

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name	($)	($)	($)

David M. Williams, Chairman	$173,000	—	$173,000
Felix P. Chee	$45,500	—	$45,500
Sue Ling Gin	$44,250	—	$44,250
Alfred Poe	$52,250	—	$52,250
Peter W. Wallace	—	—	—
Glenn R. Zander	$46,750	—	$46,750

In 2006, directors who were not employed by Centerplate, excluding Mr. Wallace, were entitled to receive:

•	A retainer of $30,000 per year;

•	An additional $1,000 for attending Board meetings in person ($500 if by telephone);

•	An additional $500 for attending committee meetings of the Board of Directors in person ($250 if by telephone); and

•	If serving as a committee chair, an additional $500 for attending a committee meeting in person ($250 if by telephone).

In addition, Mr. Williams received an annual fee of $150,000 for his services as Chairman of the Board of Directors.

For 2007, directors who were not employed by Centerplate, excluding Mr. Wallace, are entitled to receive:

•	A retainer of $35,000 per year;

•	An additional annual retainer for committee chairs equal to $5,000 per year for the Audit Committee Chair and Compensation Committee Chair, and $2,500 for the Corporate Governance Committee Chair;

•	An additional annual retainer of $2,000 for Audit Committee membership, $1,000 for Compensation Committee membership and $500 for Corporate Governance Committee membership; and

•	An additional $1,000 for attending Board meetings in person ($500 if by telephone).

In addition, Mr. Williams will continue to receive an annual fee of $150,000 for his services as Chairman of the Board of Directors.

The 2007 changes to Board compensation were made in part to compensate Board members for the fact that equity compensation is not available to them because of our IDS structure.

In November 2006, the Board adopted a program under which directors could elect in advance to have the fourth quarterly installment of their annual retainer used by Centerplate to purchase IDSs on their behalf in the open market at a future time in the following quarter. Purchases were made in early February 2007 on behalf of Messrs. Williams, Poe and Zander and Ms. Gin and in April 2007 on behalf of Mr. Chee. The IDSs are held in accounts in the names of each of these directors, over which these directors have sole investment and voting control.

SHARE OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Common Stock and IDSs

The following table and the accompanying notes show information as of January 2, 2007 (unless otherwise indicated), based on public filings with the SEC, regarding the beneficial ownership of shares of our common stock and IDSs, and shows the number of and percentage owned by:

• Each person who is known by us to own beneficially more than 5% of our capital stock or IDSs;

• Each member of our Board of Directors;

• Each of our named executive officers; and

• All current members of our Board of Directors and executive officers as a group.

Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

	Number of Shares	Percent of	Number of	Percent of
Name of Beneficial Owner	of Common Stock	Common Stock	IDS Units	IDSs

Blackstone(1)	2,586,495	11.5%	0	0
FMR Corp.(2)	2,186,240	9.7%	2,186,240	11.84%
GE Capital(3)	1,474,502	6.5%	0	0
Janet L. Steinmayer(4)	0	0	0	0
Kevin F. McNamara	0	0	0	0
William H. Peterson	0	0	0	0
Hadi K. Monavar(5)	500	*	500	*
Felix P. Chee(6)	400	*	400	*
Sue Ling Gin(6)	392	*	392	*
Alfred Poe(6)	392	*	392	*
Peter F. Wallace(7)	0	0	0	0
David M. Williams(6)	385	*	385	*
Glenn R. Zander(6)	392	*	392	*
Paul W. McPhail	0	0	0	0
Kenneth R. Frick(8)	0	0	0	0
All current directors and executive officers as a group (nine persons)(9)	2,461	* %	2,461	*	%

*	Less than 1%.

(1)	“Blackstone” refers collectively to Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., VSI Management I L.L.C., BCP Volume L.P., BCP Offshore Volume, L.P. and VSI Management Direct L.P. Of the 2,586,495 shares of our common stock held by Blackstone: (a) 1,916,765 shares are owned by BCP Volume L.P., for which Blackstone Capital Partners II Merchant Banking Fund L.P. is the general partner and exercises sole voting and investment power with respect to its shares; (b) 497,254 shares are owned by BCP Offshore Volume L.P., for which Blackstone Offshore Capital Partners II L.P. is the general partner and exercises sole voting and investment power with respect to its shares; and (c) 172,476 shares are owned by VSI Management Direct L.P., for which VSI Management I L.L.C. is the general partner and exercises sole voting and investment power with respect to its shares. With respect to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. is the general partner and investment general partner, respectively, and thus exercises sole voting and investment power with respect to these two entities. With respect to VSI

Management I L.L.C., Blackstone Management Associates II L.L.C. is the sole managing member, and thus exercises sole voting and investment power with respect to this entity. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone Management Associates II L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares held or controlled by each of these entities. Each of these individuals and Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II, L.P. and VSI Management I L.L.C. disclaim beneficial ownership of such shares. The address of each Blackstone entity or individual is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	FMR Corp. owns 2,186,240 of our IDS units through two of its wholly owned subsidiaries as follows: (a) 2,166,580 IDS units are owned by Fidelity Management & Research Company (“Fidelity”) as a result of acting as an investment adviser to various investment companies; (b) 19,660 IDS units are owned by Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR Corp. (“PGATC”) as a result of it serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III, as Chairman of FMR Corp., may be deemed to beneficially own the units controlled by FMR Corp. Mr. Johnson and FMR Corp. each have sole investment power over the 2,166,580 IDS units owned by Fidelity and sole voting power and investment power over the 19,660 IDS units owned by PGATC. Voting power over the 2,186,240 IDS units rests with the Fidelity Funds’ Boards of Trustees. This information is as of December 31, 2006, as set forth in a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007. The address of Fidelity and FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109, and the address of PGATC is 53 State Street, Boston, Massachusetts 02109.

(3)	These shares of common stock are owned by Recreational Services L.L.C., which is a limited liability company, the managing member of which is General Electric Capital Corporation (“GE Capital”). GE Capital exercises sole voting and investment power with respect to these shares. The address of GE Capital is 401 Main Avenue, Norwalk, Connecticut 06851.

(4)	Ms. Steinmayer holds indirect ownership interests in our common stock through her limited partnership interests in VSI Management Direct L.P. and VSI Management II L.P. VSI Management Direct owns 172,476 shares of our common stock, and VSI Management II’s limited partnership interest represents a right to receive 15% of distributions from each of BCP Volume L.P. and BCP Offshore Volume L.P. Ms. Steinmayer owns a 3.5% limited partnership interest in VSI Management Direct L.P. and a 3.8% limited partnership interest in VSI Management II L.P.

(5)	Mr. Monavar holds a 1.4% limited partnership interest in VSI Management Direct L.P. and a 1.5% limited partnership interest in VSI Management II L.P.

(6)	The information for Ms. Gin and Messrs. Chee, Poe, Williams and Zander is given as of April 16, 2007.

(7)	Mr. Wallace is an employee of Blackstone, but does not have voting or investment power over the shares of common stock beneficially owned by Blackstone.

(8)	Mr. Frick holds indirect interests in our common stock through his interests in VSI Management Direct L.P. and VSI Management II L.P. As indicated above, VSI Management Direct owns 172,476 shares of our common stock, and VSI Management II’s limited partnership interest represents a right to receive 15% of distributions from each of BCP Volume L.P. and BCP Offshore Volume L.P. Mr. Frick owns a 6.3% limited partnership interest in VSI Management Direct L.P. and a 9.2% limited partnership interest in VSI Management II L.P. In addition, Mr. Frick owns a 98% limited liability company interest in VSI Management I L.L.C., which owns a small minority general partnership interest in each of VSI Management Direct L.P. and VSI Management II L.P.

(9)	The total excludes indirect ownership by Ms. Steinmayer as described in footnote 4 above.

Unless otherwise indicated, the address for the individuals listed above is c/o Centerplate, Inc., 300 First Stamford Place, Stamford, Connecticut 06902.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Centerplate’s directors and executive officers, and persons who own more than 10 percent of the outstanding shares of common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of Centerplate on Forms 3, 4, and 5. To our knowledge, based on review of copies of such reports filed with the SEC and representations by these individuals that no other reports were required, all required reports have been filed on a timely basis on behalf of all persons subject to these requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Blackstone

Observer Rights.  In connection with our initial public offering, or IPO, we and Blackstone entered into an agreement pursuant to which, to the extent not prohibited by law, rule or regulation (including rules of any applicable securities exchange) if we do not have any director affiliated with those investors who held stock prior to the IPO (the “Initial Equity Investors”), then an individual selected by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will have the right to attend as a non-voting observer all meetings of our Board of Directors, receive all information provided to our directors and participate in all deliberations of our Board of Directors, so long as that individual is acceptable to our Board of Directors, acting reasonably, and so long as Blackstone and that individual have executed standard non-disclosure and market stand-off agreements. This agreement will terminate following the sale of all of Blackstone’s interest in our securities.

Other Relationships.  An affiliate of Blackstone holds $8 million in principal amount of the term loan described below under “— GE Capital — Credit Agreement with GE Capital.” In January 2006, we retained Blackstone to provide advisory services in connection with our corporate direction and various contracts. For these services, we paid Blackstone a fee of $263,000.

GE Capital

Credit Agreement with GE Capital.  On April 1, 2005, we entered into a credit agreement pursuant to which GE Capital agreed to provide up to $215 million of senior secured financing to us. The financing is comprised of a $107.5 million term loan and a $107.5 million revolving credit facility. Both facilities bear interest at a floating rate equal to a margin of 1.25% over a defined prime rate for the term loan and 1.5% for the revolving credit facility or a percentage over the London Interbank Borrowing Rate, or LIBOR, of 3.25% for the term loan and 3.5% for the revolving credit facility. The applicable margins for the revolving credit facility are subject to adjustment (from 1.0% to 1.75% for loans based on a defined prime rate and from 3.0% to 3.75% for LIBOR loans based on our total leverage ratio). The revolving portion of the credit facility has a $35 million letter of credit sub-limit and a $10 million swing loan sub-limit.

The loan agreement contains various financial covenants and other requirements affecting the payment of interest on our subordinated notes and dividends on common stock. The term loan facility matures on October 1, 2010, subject to quarterly amortization payments. The availability of funding under the revolving credit facility also depends on the satisfaction of various financial and other conditions, including restrictions in the indenture governing our subordinated notes. The revolving credit facility matures on April 1, 2010, and is subject to an annual 30-day pay down requirement, exclusive of letters of credit and certain specified levels of permitted acquisition and service contract related revolving credit advances. The term loan and the revolving credit facility are secured by substantially all of our assets and rank senior to our subordinated notes. The credit agreement contains customary events of default.

Under the terms of the financing, we agreed to pay to GE Capital usual and customary administrative fees of $100,000 annually. In addition, we agreed to indemnify GE Capital and its affiliates against certain liabilities and expenses incurred by them in connection with the loan agreement and certain related matters.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with the Initial Equity Investors and Mr. Frick pursuant to which:

•	the Initial Equity Investors collectively have three demand registration rights relating to the shares of our common stock or IDSs held by them, subject to the requirement that the securities, including any piggyback securities, covered by each demand registration have an aggregate public offering price of at least $10 million; and

•	the Initial Equity Investors and Mr. Frick have an unlimited number of piggyback registration rights relating to the shares of our common stock or IDSs held by each of them.

Under the Registration Rights Agreement, we have agreed to pay all costs and expenses in connection with any such registration, except underwriting discounts and commissions applicable to the securities sold. We have also agreed to indemnify the Initial Equity Investors and Mr. Frick against certain liabilities, including liabilities under the Securities Act of 1933 and any Canadian securities laws.

In 2006, Blackstone and GE Capital, as Initial Equity Investors, renewed their prior demand for a registration for their equity interests in Centerplate. Pursuant to the Amended and Restated Stockholders Agreement, we will issue up to $14.4 million in subordinated notes in exchange for up to 1,543,179 shares of common stock to enable up to 2,517,818 IDSs to be sold on behalf of the Initial Equity Investors. On March 23, 2007, we filed a shelf registration statement covering sales of those IDSs from time to time after the registration statement becomes effective.

In connection with the filing of the shelf registration statement referred to above, we entered into a letter agreement with the Initial Equity Investors pursuant to which they agreed to sell the shares of common stock held by them and offer IDSs under such registration statement no more than three times during the 36-month period following the effectiveness of the registration statement. In addition, the Initial Equity Investors also agreed, subject to certain exceptions, not to offer IDSs under the shelf registration statement unless, subject to certain exceptions, such offering would result in aggregate proceeds of at least $10 million. The letter agreement also provides that offers and sales under the shelf registration statement must be made through an underwriter, and gives us the right to be consulted about the investors to which the IDSs may be offered from time to time.

Ms. Steinmayer, Mr. Frick and Mr. Monavar hold direct and indirect ownership interests in the Initial Equity Investors through their limited partnership interests in VSI Management Direct L.P. and VSI Management II L.P.

Amended and Restated Stockholders Agreement

In connection with the IPO, we and the Initial Equity Investors entered into an amendment and restatement of our stockholders agreement which provides that upon any post-offering sale of common stock by the Initial Equity Investors, at the option of the Initial Equity Investors, we will exchange a portion of the common stock with the purchasers for subordinated notes at an exchange rate of $9.30 principal amount of subordinated notes for each share of common stock (so that, after such purchase and exchange, the purchasers will have shares of common stock and subordinated notes in the appropriate proportions to represent integral numbers of IDSs).

As a condition to any sale of common stock involving an election to require us to issue subordinated notes in exchange for common stock:

•	The sale and exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

•	The sale and exchange must occur pursuant to an effective registration statement in the United States and a receipted prospectus for all the provinces of Canada;

•	The sale and exchange will not conflict with or cause a default under any material financing agreement;

•	The sale and exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date;

•	The Initial Equity Investors will have given us at least 30 but not more than 60 days advance notice of the transaction; and

•	The Initial Equity Investors have agreed that in connection with the sale and exchange, while our credit facility is outstanding, the Initial Equity Investors will pay to us from the proceeds of the sale an amount equal to five months’ interest on the aggregate principal amount of the subordinated notes that we have issued in the exchange (unless the amounts have been otherwise paid by or on behalf of the

Initial Equity Investors), and we will deposit the amount in the cash collateral account maintained under our credit facility.

In addition, we are not required to effect more than two transactions on behalf of the parties to the amended and restated stockholders agreement in any 12-month period involving an issuance of subordinated notes in which certain book-entry settlement and clearance procedures will occur (other than any transactions related to piggyback registration rights described under “— Registration Rights Agreement” above).

All shares of common stock held by parties to the amended and restated stockholders agreement are required to contain appropriate legends indicating that the shares are subject to the transfer restrictions described above. The agreement will terminate upon the sale of the shares in a registered offering as described above.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 1, 2008. Representatives of Deloitte & Touche LLP will attend the 2007 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from security holders.

Although the selection of the independent registered public accounting firm is not required under our by-laws or otherwise to be ratified by our security holders, the Audit Committee has directed that the appointment of Deloitte & Touche LLP be submitted to our security holders for ratification due to the significance of their appointment to us. If our security holders fail to ratify the selection, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our security holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Rina E. Terán
Corporate Secretary

Dated: April 26, 2007

Appendix A

CENTERPLATE, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Audit Committee (the “Committee”) of Centerplate, Inc. (formerly Volume Services America Holdings, Inc.), (the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the Company’s auditing, accounting and financial reporting procedures and performance. Consistent with this function, the Committee should encourage continuous improvement of, and should foster compliance with, the Company’s auditing, accounting, and financial reporting policies, procedures and practices at all levels.

The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	Appoint (subject, if applicable, to ratification by the Company’s stockholders) from time to time, evaluate and, where appropriate, replace the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (such firm the “Outside Auditors”), determine its compensation and other terms of engagement and oversee its work. The Company’s Outside Auditors are ultimately accountable to the Committee as representatives of the Company’s shareholders; and

•	Oversee the performance of the Company’s internal audit function.

The Committee shall primarily fulfill these responsibilities by carrying out the activities set forth in Section IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of at least two directors as determined by the Board, each of whom the Board has determined to be independent, as defined by Section 121A of the American Stock Exchange Company Guide and Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each Committee member must also satisfy the independence, experience and other requirements applicable to Committee members set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of any stock exchange upon which any of the Company’s securities are then traded (the “Stock Exchange Rules”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Each member of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must meet the definition of an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K (“Regulation S-K”) promulgated by the Commission. In addition, at least one member of the Committee (who may be the same person as the “audit committee financial expert”) must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including, but not limited to being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, or an active participant in one or more public company audit committees. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside provider.

Audit Committee Meeting
February 28, 2007

The members of the Committee (except for the initial members of the Committee) shall be elected by the Board at the meeting of the Board of Directors that occurs on the date of the Company’s annual stockholders meeting, and shall serve until their successors shall be duly elected and qualified. Unless the Board elects a Chair, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. Vacancies occurring for any reason in the membership of the Audit Committee shall be filled by the Board of Directors.

III.	MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communications, the Committee should meet at least annually with management, the director of the internal audit department and the Outside Auditors in separate executive sessions to discuss any matters that the Committee or any of these groups or individuals believe should be discussed privately.

All non-management directors who are not members of the Committee may attend meetings of the Committee but may not vote. In addition, the Committee may request that any officer or employee of the Company or the Company’s outside counsel or Outside Auditors attend a meeting of the Committee or meet with any members of, or consultants or advisors to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business or legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

Documents/Reports Review

1. Review and discuss with management and the Outside Auditors prior to filing the Company’s annual audited financial statements and disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s Annual Report on Form 10-K (the “Form 10-K”) and any certification, report, opinion or review rendered by the Outside Auditors, and recommend to the Board that the audited financial statements be included in the Company’s Form 10-K.

2. Review and discuss with management and the Outside Auditors prior to filing the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), the Company’s quarterly financial statements and disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Form 10-Q, including the results of the Outside Auditors’ review of the quarterly financial statements and any certification, report, opinion or review rendered by the Outside Auditors.

3. Review the regular internal reports to management prepared by the internal auditing department, any letters of the Outside Auditors to management and management’s response thereto, and all reports by the Outside Auditors to the Committee.

4. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Forms 10-K and Forms 10-Q or otherwise about (1) any significant deficiencies in the design or operation of “internal controls” (within the meaning of Section 302 of the Sarbanes-Oxley Act) that could adversely affect the Company’s ability to record, process, summarize and report financial data as well as any material weaknesses in internal controls; and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

5. Review each report of the Company’s Chief Executive Officer and Chief Financial Officer regarding the Company’s disclosure controls and procedures and any changes in internal controls included in the Company’s periodic reports filed with the Commission.

Outside Auditors

6. Have the sole authority to appoint and replace the Outside Auditors (subject, if applicable, to shareholder ratification). The Committee shall also be responsible for considering the qualifications, independence and effectiveness of the Outside Auditors, evaluating their performance, overseeing their work and independence, and approving the compensation to be paid to the Outside Auditors and other terms of their engagement. The Outside Auditors shall report directly to the Committee.

7. Preapprove all audit and non-audit services (including the fees for and terms thereof) required to be preapproved by the Committee under Section 10A(h) or (i) of the Exchange Act and the regulations thereunder, or any successor or similar provisions or the Stock Exchange Rules. Such approval may be accomplished either by (a) approving the terms of the particular engagement before the engagement or (b) establishing detailed preapproval policies and procedures to govern such engagement, with the Committee to be informed about each such service on a timely basis.

8. Establish and monitor procedures with the aim to ensure that the Outside Auditors do not provide any non-audit services at any time during the audit and professional engagement period that are prohibited pursuant to Section 201 of the Sarbanes-Oxley Act.

9. Obtain and review at least annually a report from the Outside Auditors regarding (a) the Outside Auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Outside Auditors and the Company required to be disclosed under applicable independence standards including, without limitation, Independence Standards Board Standard 1. The Committee shall evaluate and discuss with the Outside Auditors whether the disclosed relationships or provision of permitted non-audit services may impact the objectivity and independence of the Outside Auditors.

10. Obtain and review at least annually a certification from the Outside Auditors that the firm and the team members to be assigned to provide services to the Company meet applicable regulatory requirements relating to such services, including, without limitation, all rules relating to auditor independence, prohibited activities and audit partner rotation, and that the Outside Auditors have not made a report to the Company under Section 10A(b) of the Exchange Act with respect to information detected by the Outside Auditors or information of which the Outside Auditors became aware indicating that an illegal act occurred or may have occurred.

11. Periodically consult with the Outside Auditors, out of the presence of management, about internal controls, the fullness and accuracy of the Company’s financial statements, the matters required to be discussed by any auditing standard or similar pronouncement, including, without limitation, any difficulties encountered in the course of audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and any special steps adopted in light of material control deficiencies.

12. Adopt policies for the Company’s hiring of employees or former employees of the Outside Auditors who participated in any capacity in the audit of the Company.

Financial Reporting Process

13. Promote the existence of an open avenue of communication among the Outside Auditors, financial and senior management, the internal auditing department, the Committee, and the Board of Directors.

14. In consultation with the Outside Auditors and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

15. Review and discuss reports from the Outside Auditors on: (a) all critical accounting policies and practices to be used by the Company, (b) all alternative treatments within Generally Accepted Accounting Principles for policies and practices relating to material items that have been discussed with the Company’s management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Outside Auditors, and (c) other material written communications between the Outside Auditors and the management of the Company such as any management letter or schedule of unadjusted audit differences.

16. Review and discuss with management and the Outside Auditors significant financial, accounting and reporting issues, including, without limitation, any significant changes in the Company’s selection or application of accounting principles, complex or unusual transactions, off-balance-sheet structures and recent professional and regulatory pronouncements.

17. Approve the appointment of the Company’s senior internal auditor, oversee the internal audit department, discuss at least annually with the Corporate Compliance Committee matters arising under the Guide to Business Conduct (the “Guide”) and steps taken to deal with any such matters, and review any material recommended changes in the planned scope of the internal audit department and any material restrictions or limitations upon the scope of work of the Company’s internal auditors.

18. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including without limitation the Company’s risk assessment and risk management policies.

19. Consider and approve, if appropriate, material changes to the Company’s auditing and accounting principles or practices as suggested by the Outside Auditors, management or the internal auditing department.

20. Discuss in advance with management and the Outside Auditors any earnings press release to be made by the Company prior the filing of a Form 10-K or 10-Q (such discussion may be between the Chair of the Committee, management, and the Outside Auditors and need not include all members of the Committee), including the use of “pro forma” or “adjusted” non-Generally Accepted Accounting Principles information, as well as financial information and earnings guidance to be provided to analysts and rating agencies. Discussions regarding information to be provided to analysts and rating agencies may be done generally with regard to the types of information to be disclosed and the types of presentations to be made and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

21. Resolve any disagreement among management and the Outside Auditors or internal auditing department in connection with financial reporting.

Process Improvement

22. Establish regular and separate systems of reporting to the Committee by each of management, the Outside Auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

23. Following completion of the annual audit, review separately with management, the Outside Auditors and/or the internal auditing department any material matters that came to the attention of the Committee pursuant to its responsibilities under this Charter in connection with the annual audit.

24. Review with the Outside Auditors, the internal auditing department and management the extent to which changes or improvements in financial accounting practices, as previously approved by the Committee, have been implemented.

Ethical Compliance

25. Establish, review and update periodically a Guide.

26. Review management’s monitoring of the Company’s compliance with the Guide as well as the review system designed to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements.

27. Review and approve all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K, or any successor provision, and review disclosures of related party transactions made in filings with the Commission.

28. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

29. Discuss with management, the internal auditors and/or the Outside Auditors any correspondence with regulators or governmental agencies, the findings of any material examinations by regulatory agencies, and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

30. Review with the Company’s counsel legal compliance matters respecting corporate securities trading policies, any legal matter that is reasonably likely to have a material impact on the Company’s financial statements, any matter reported to the Committee pursuant to Section 307 of the Sarbanes-Oxley Act or the rules or regulations promulgated thereunder, and any other matter deemed by the Committee to be relevant to the performance of its responsibilities.

31. Cause to be prepared and review prior to filing with the Commission the Committee’s report and the descriptions and disclosures regarding the Committee, its members, policies and/or activities, each as required by the rules of the Commission to be included in the Company’s filings with the Commission.

32. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

Board Reports/Documentation

33. Report regularly to the full Board of Directors with respect to any issues raised by the foregoing and provide such recommendations as the Committee deems appropriate.

34. Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall perform an evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and assess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and review in such manner as it deems appropriate.

* * *

Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles and applicable rules and regulations. These are the responsibilities of the Company’s management and, to the extent provided by applicable accounting and auditing standards, the Outside Auditors.

In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority, without seeking Board approval, to obtain such data, engage such professionals and advisors, and use such other internal and external resources as it determines necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the

Company’s management and corporate staff, incur administrative expenses, obtain external reports and other materials and to engage outside advisors, including independent counsel, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any Outside Auditors, compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee is hereby vested with all responsibilities and authority required by Rule 10A-3 under the Exchange Act. Where legally permissible, the Committee shall have the authority to delegate such of its responsibilities as the Committee may deem necessary or appropriate in its sole discretion.

Adopted by the Board of Directors on August 13, 2003.

Appendix B

CENTERPLATE, INC.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Compensation Committee (the “Committee”) of Centerplate, Inc. (formerly Volume Services America Holdings, Inc.), (the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities relating to senior executive and director compensation. The Committee shall provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and outside directors and disclosure relating to those matters; review and approve the compensation of the executive officers of the Company and its subsidiaries; and provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. In performing this function, the Committee’s goal is for the Company’s compensation programs to be consistent with the Company’s strategic business objectives and shareholder interests. The Committee shall have the duties and responsibilities as described in Section IV of this Charter.

II.	COMPOSITION

The Committee will consist of at least two directors as determined by the Board, each of whom the Board has determined to be independent, as defined by Section 121A of the American Stock Exchange Company Guide. Each Committee member will also qualify as both a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) or, in each case, any successor provision. Each Committee member must also satisfy any other the requirements applicable to compensation committee members set forth in the listing standards of any stock exchange upon which the Company’s securities are then traded.

The members of the Committee (except for the initial members of the Committee) shall be elected by the Board at the meeting of the Board that occurs on the date of the Company’s annual stockholders’ meeting, and shall serve until their successors shall be duly elected and qualified. Unless the Board elects a Chair, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. In fulfilling its responsibilities, the Committee shall be entitled to delegate its responsibilities to a subcommittee of the Committee.

III.	MEETINGS

The Committee shall meet at least annually or as often as necessary to carry out its responsibilities and to act upon any other matters within its jurisdiction. The Committee may request any officer or employee of the Company to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. At its sole discretion the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes is appropriate. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of the Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties the Committee shall, to the extent it deems necessary or appropriate:

Setting Compensation for Executive Officers and Directors

1. Review at least annually and approve the Company’s compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy with a goal of establishing and maintaining compensation programs that support business objectives, create shareholder value in both the long and short term, retain key executive talent, link compensation with business performance and comply with applicable regulatory requirements. The Committee may also consider such other factors as it deems appropriate, including, without limitation, competitive practices.

2. Provide oversight and guidance on the development and implementation of compensation and benefit plans for the Company, including, without limitation, adopting and amending such equity and other compensation plans as the Committee may deem necessary or appropriate and taking such steps as the Committee deems necessary or appropriate in order to qualify compensation payable under such plans as “performance-based compensation” under Section 162(m) or any successor provision.

3. Review at least annually and approve the measures of performance, both qualitative and quantitative, with respect to the Company’s Chief Executive Officer. The Committee shall evaluate at least annually the Chief Executive Officer’s performance in light of these measures and, based upon these evaluations, shall approve the Chief Executive Officer’s compensation package. The meeting at which this evaluation and approval occurs shall be held in executive session.

4. Review at least annually and approve the measures of performance, both qualitative and quantitative, with respect to the Company’s other executive officers. The Committee shall evaluate at least annually each such officer’s performance in light of these measures and, based upon these evaluations, shall approve the compensation package for such executive officers. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers and key employees.

5. Review and approve compensation for non-employee members of the Board of Directors, which may include, but is not limited to, the following elements: retainer, meeting fees, committee fees, committee chair fees, equity or stock compensation, benefits, and perquisites.

6. Consider policies and procedures pertaining to expense accounts of senior executives.

7. Review and recommend to the full Board of Directors director’s and officer’s indemnification and insurance matters.

8. Review matters related to management performance, compensation and succession planning.

9. Approve separation packages and severance benefits for executive officers to the extent these packages are outside the ordinary plan limits.

10. Perform any other activities consistent with this Charter, Company By-laws and governing law as the Committee or the Board deems necessary or appropriate.

Monitoring Incentive and Equity-Based Compensation Plans

11. Review and make recommendations to the Board of Directors with respect to the Company’s incentive-compensation plans and any equity-based plans.

12. Make and approve stock option grants, incentive stock grants and other discretionary awards under the Company’s stock option and other equity incentive plans to directors and “officers” of the Company, as that term is used in Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

13. Make recommendations to the Board regarding reservation of shares for issuance under Company employee or director benefit plans.

14. Review and monitor employee pension, profit sharing and benefit plans.

Reports

15. Prepare for inclusion in the Company’s proxy statement a Compensation Committee Report on Executive Compensation complying with the requirements of Section 402(k) of Regulation S-K promulgated under the Exchange Act, or any successor provision.

16. Report regularly to the Board of Directors.

17. Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

* * *

In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority to obtain such data, engage such professionals and advisors and use such other internal and external resources as it deems necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the Company’s management and corporate staff, obtain external consultant reports, published salary surveys, and other materials and to engage independent compensation consultants, accountants, attorneys and other professionals. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Where legally permissible the Committee shall have the authority to delegate such of its responsibilities as the Committee may deem necessary or appropriate in its sole discretion.

Adopted by the Board of Directors on August 13, 2003.

Appendix C

CENTERPLATE, INC.

CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Corporate Governance Committee (the “Committee”) of Centerplate, Inc. (formerly Volume Services America Holdings, Inc.), (the “Company”) is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership, shareholder proposals and corporate governance matters and practices.

The Committee’s primary duties and responsibilities are to:

•	Establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•	Make recommendations regarding proposals and nominees for director submitted by shareholders of the Company; and

•	Make recommendations to the Board regarding corporate governance matters and practices.

The Committee shall fulfill these responsibilities by carrying out the activities set forth in Section IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of at least two directors as determined by the Board, each of whom the Board has determined to be independent, as defined by Section 121A of the American Stock Exchange Company Guide. Each Committee member must also satisfy any independence, experience and other requirements applicable to corporate governance committee members set forth in the listing standards of any stock exchange upon which the Company’s securities are then traded and the rules and regulations of the Securities and Exchange Commission.

The members of the Committee (except for the initial members of the Committee) shall be elected by the Board at the meeting of the Board that occurs on the date of the Company’s annual stockholders meeting and shall serve until their successors shall be duly elected and qualified. Unless the Board elects a Chair, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. In fulfilling its responsibilities, the Committee shall be entitled to delegate its responsibilities to a subcommittee of the Committee.

III.	MEETINGS

The Committee shall meet at least once a year or more frequently as circumstances dictate. The Committee may request any officer or employee of the Company to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. At its sole discretion the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes is appropriate. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of the Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties the Committee shall, to the extent it deems necessary or appropriate:

Board Selection, Composition and Evaluation

1. Establish criteria for Board membership, including, without limitation, career specialization, relevant technical skills, strength of character, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

2. Oversee the search process for candidates for Board membership, review and approve recommendations for proposed nominees for election to the Board. In that connection, the Committee shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the corporation, including sole authority to approve the fees payable to such search firm and any other terms of retention.

3. Consider questions of independence and possible conflicts of interest of candidates and members of the Board of Directors and executive officers pursuant to the listing standards of any stock exchange upon which the Company’s securities are then traded.

4. Review and approve recommendations to the Board regarding proposals and nominees for director submitted by shareholders of the Company.

5. Develop and oversee the operation of an orientation program for new directors and determine whether and what form of continuing education is appropriate for incumbent directors.

6. Consider and recommend changes in the size and composition of the Board.

7. Review and evaluate, at least annually, the performance of the Board of the whole and oversee the evaluation of management.

Committee Selection and Composition

8. Review and assess the committee structure of the Board and make recommendations to the Board regarding committee structure, functions and purpose.

9. Recommend members of the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.

Corporate Governance

10. Develop and recommend to the Board for its approval an annual self-evaluation process for the Board and its committees. The Committee shall oversee the annual self-evaluations.

11. Make recommendations to the Board regarding appropriate policies and procedures to promote the effective functioning of the Board and corporate governance matters and practices.

12. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

Reports

13. Report regularly to the Board of Directors.

14. Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

* * *

In discharging its duties the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority, without seeking Board approval, to obtain such data, engage such professionals and advisors and use such other internal and external resources as it reasonably determines necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the Company’s management and corporate staff, incur administrative expenses, obtain external reports and other materials and to engage outside advisors, including search firms and outside counsel, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Where legally permissible, the Committee shall have the authority to delegate such of its responsibilities as the Committee may deem necessary or appropriate in its sole discretion.

Adopted by Board on August 13, 2003.

☐	▼ DETACH PROXY CARD HERE ▼

Please sign, date and return this proxy card in the enclosed postage prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS OF CENTERPLATE, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.
1. Election of Directors

FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed whose names are crossed out below	☐
    (To withhold authority with respect to any nominee, please cross out that nominee’s name)

NOMINEES:	Felix P. Chee, Sue Ling Gin, Alfred Poe, Janet L. Steinmayer, Peter F. Wallace, David M. Williams, Glenn R. Zander

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending January 1, 2008.	☐	☐	☐

I/WE PLAN TO ATTEND THE MEETING	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E
NOTE: Please date and sign this proxy card exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy card is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Date Share Owner sign here	Co-Owner sign here

Centerplate, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF SECURITY HOLDERS–MAY 23, 2007
     The undersigned hereby appoints Janet L. Steinmayer and Kevin F. McNamara, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Centerplate, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Security Holders of the Company, to be held at the Overlook Conference Room at the Kentucky International Convention Center, 221 South Fourth Street, Louisville, KY 40202 at 9:00 a.m. EDT on Wednesday, May 23, 2007 and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated April 26, 2007, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.
     This proxy is being solicited by the Board of Directors of Centerplate, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND, WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.
(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)